Exhibit 2.1

Share Sale Agreement

Dated: 22 December 2007

Telstra Services Solutions Holdings Limited ABN 82 079 750 315 (“Seller”)

Ebix Australia (Vic) Pty Ltd ABN 65 109 326 114 (“Buyer”)

Telstra Corporation Limited ABN 33 051 775 556 (“the Guarantor”)

Ebix Inc (“Ebix Inc”)

Mallesons Stephen Jaques

Level 50

Bourke Place

600 Bourke Street

Melbourne  Vic  3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

www.mallesons.com

Share Sale Agreement

Contents

Details		1

General terms		3

1	Interpretation	3

1.1	Definitions	3
1.2	References to certain general terms	10
1.3	Next day	11
1.4	Next Business Day	11
1.5	Headings	11
1.6	Inconsistent agreements	11

2	Sale and purchase of Shares	11

2.1	Sale and purchase	11
2.2	Free from Encumbrance	11

3	Purchase Price	11

3.1	Amount	11
3.2	Adjustment	11

4	Conditions Precedent	12

4.1	Conditions Precedent	12
4.2	Reasonable endeavours	12
4.3	Waiver	12
4.4	Termination of agreement by either party	12
4.5	Termination	12
4.6	Effect of termination	12

5	Completion	13

5.1	Time and place of Completion	13
5.2	Seller’s obligations	13
5.3	Buyer’s obligations	14
5.4	Notice to ASIC of release of class order guarantee	14
5.5	eVision Arrangements	15
5.6	Simultaneous actions at Completion	15
5.7	Post-Completion notices	15

6	Payment of the Purchase Price	15

6.1	Payment on Completion	15
6.2	Cleared funds	16
6.3	Payment of dividend by the Company	16

7	Preparation of Audited Accounts	16

7.1	Accounts	16
7.2	Manner of preparation of audited accounts’	16
7.3	Seller contribution to cost of Audited Accounts	16

i

8	Conduct of business pending Completion	16

8.1	Conduct of business	16
8.2	Access to Business and Records	17

9	Completion Accounts	17

9.1	Completion Accounts	17
9.2	Basis of preparation	17
9.3	Access to information	17
9.4	Review of Completion Accounts	18
9.5	Dispute resolution procedure	18
9.6	Costs	18

10	Conduct of business after Completion	19

10.1	Acknowledgement in relation to Seller Marks	19
10.2	Prohibition on the use of Seller Marks	19
10.3	Exception	19
10.4	Introduction to customers, suppliers and contractors	19
10.5	Exclusion of directors and officers from liability	19

11	Non-Business Trade Debtors and Liabilities	20

11.1	Accounting for Non-Business Trade Debtors	20
11.2	Non-Business Liabilities	20

12	Warranties and representations	20

12.1	Accuracy	20
12.2	Matters disclosed	20
12.3	Buyer’s acknowledgement	21
12.4	Buyer’s representation	21
12.5	Seller’s acknowledgment	21

13	Limitations of Liability	22

13.1	Exclusions from this clause	22
13.2	Notice of Claims	22
13.3	Third party Claims	22
13.4	Seller to consider Claims	23
13.5	Seller to defend Claim	23
13.6	Seller not liable	23
13.7	Recovery	24
13.8	Reduction in Purchase Price	24
13.9	Time limit on Claim	24
13.10	Minimum amount of Claim	24
13.11	Maximum Liability	25
13.12	Exclusion of consequential liability	25
13.13	Insured Claim or loss	25
13.14	Later recoveries	25
13.15	Obligation to mitigate	25
13.16	Tax benefit	25

14	Buyer’s warranties	26

14.1	Buyer’s warranties	26

15	Default	26

15.1	Failure by a party to Complete	26

15.2	Specific performance or termination	26
15.3	Termination of agreement	26

16	Confidentiality and privacy	27

16.1	Confidential Information	27
16.2	Disclosure of Confidential Information	27
16.3	Disclosure prior to the date of this agreement	27
16.4	Enforcement by the Company	27
16.5	Privacy	27
16.6	Application of clause 16.5	28
16.7	Use of Personal Information by Seller after Completion	28
16.8	Survival of termination	28

17	Guarantee and indemnity	28

17.1	Consideration	28
17.2	Telstra Guarantee	28
17.3	Telstra Indemnity	28
17.4	Extent of Telstra guarantee and indemnity	29
17.5	Ebix Inc Guarantee	29
17.6	Ebix Inc Indemnity	29
17.7	Extent of Ebix Inc guarantee and indemnity	29

18	Announcements	29

18.1	Public announcements	29
18.2	Public announcements required by Law	30

19	Restraint	30

19.1	Definitions	30
19.2	Prohibited activities	30
19.3	Duration of the prohibition	30
19.4	Geographic application of restraint	31
19.5	Interpretation	31
19.6	Acknowledgements	31

20	Costs and stamp duty	31

20.1	Legal costs	31
20.2	Stamp duty	31

21	Notices and other communications	32

21.1	Form - all communications	32
21.2	Delivery	32
21.3	When effective	32
21.4	When taken to be received	32
21.5	Receipt outside business hours	32

22	Assignment	33

22.1	No assignment	33

23	Miscellaneous	33

23.1	Discretion in exercising rights	33
23.2	Partial exercising of rights	33
23.3	No liability for loss	33
23.4	Approvals and consents	33

23.5	Conflict of interest	33
23.6	Remedies cumulative	33
23.7	Rights and obligations are unaffected	33
23.8	Variation and waiver	33
23.9	No merger	33
23.10	Indemnities	34
23.11	Further steps	34
23.12	Entire agreement	34
23.13	Construction	34
23.14	Knowledge and belief	34

24	Governing Law, jurisdiction and service of process	34

24.1	Governing Law	34
24.2	Serving documents	34

25	Counterparts	35

26	Supervening legislation	35

27	GST	35

27.1	GST gross-up	35
27.2	Reimbursements	35
27.3	Tax invoice	35

Schedule 1 - Form of directors release		36

Date:		36

Schedule 2 - Particulars of Business Intellectual Property		37

Schedule 3 - Warranties		39

Signing page		i

Share Sale Agreement

Details

Parties	Seller and Buyer and the Guarantor and Ebix Inc

Seller	Name	Telstra Services Solutions Holdings Limited

	ABN	82 079 750 315

	Incorporated in	Commonwealth of Australia

	Address	Level 41, 242-282 Exhibition Street, Melbourne, Victoria 3000

	Telephone	02 8255 2716

	Fax	02 9223 5294

	Email	paul.abfalter@team.telstra.com

	Attention	Paul Abfalter, Managing Counsel

Buyer	Name	Ebix Australia (Vic) Ltd Pty Limited

	ABN/ACN/ARBN	65 109 326 114

	Incorporated in	Commonwealth of Australia

	Address	280 Pacific Highway Lindfield

	Telephone	8467 300

	Fax	8467 3099

	Email	leon@ebix.net.au

	Attention	Leon d’Apice

the Guarantor	Name	Telstra Corporation Limited

	ABN	33 051 775 556

	Incorporated in	Victoria

	Address	Level 41, 242-282 Exhibition Street, Melbourne, Victoria 3000

	Telephone	02 8255 2716

	Fax	02 9223 5294

	Email	paul.abfalter@team.telstra.com

	Attention	Paul Abfalter, Managing Counsel

Ebix Inc	Name	Ebix Inc

	Incorporated in	Delaware

	Address	5 Concourse Parkway Suite, Atlanta Georgia 30328

	Telephone	678 281 2020

	Fax	678 281 2019

	Email	rraina@ebix.com

	Attention	R Raina

Recitals	A	Telstra eBusiness Services Pty Limited is a company incorporated in Australia and has its registered office at Level 41, 242-282 Exhibition Street, Melbourne, Victoria 3000 (“Company”).

	B	The Company has issued 5,603,000 fully paid ordinary shares.

	C	The Seller is the registered holder and beneficial owner of one hundred per cent of the shares in the capital of the Company (the “Shares”).

	D	The Seller has agreed to sell, and the Buyer has agreed to buy, the Shares on the terms of this agreement.

E

Guarantor is a party to this agreement for the purposes of clauses 17 (“Guarantee and indemnity”) and 19 (“Restraint”) only. Ebix Inc is party to this agreement only for the purposes of clause 17 (“Guarantee and indemnity”).

Governing law	New South Wales

Date of agreement	See Signing page

Share Sale Agreement

General terms

1                                          Interpretation

1.1                                Definitions

These meanings apply unless the contrary intention appears.

ACCC means the Australian Competition and Consumer Commission.

Action means an action, dispute, Claim, demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution.

Adjusted Net Assets Amount means total assets less total liabilities of the Company as set out in the Last Accounts or the Completion Accounts, as applicable.

Adjustment Amount means an amount determined in accordance with clause 3.2.

Assets means the assets from time to time of the Company.

Authorised Officer means, in respect of a party, a director or secretary of the party or a person appointed by the party to act as an Authorised Officer under this agreement.

Authority means any Government Agency responsible for Tax, wherever situated.

Business means the provision of integrated e-business productivity solutions to the general insurance industry in Australia.

Business Day means a day other than a Saturday, Sunday or public holiday in Victoria.

Business Intellectual Property means the business names, trade marks, domain names, registered patents and patent applications, registered designs and design applications, copyright material and proprietary software listed in schedule 2 (“Particulars of Business Intellectual Property”).

Claim includes any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at Law, in equity, under statute or otherwise.

Company means Telstra eBusiness Services Pty Limited ABN 79 054 644 772.

Completion means completion of the sale and purchase of the Shares as contemplated by this agreement and Complete has a corresponding meaning.

Completion Accounts means the balance sheet of the Company as at 5.00pm on the Completion Date to be prepared in accordance with Annexure F.

Completion Date means the later of:

(a)                                   The Business Day after the date that the last of the Conditions Precedent is satisfied or waived in accordance with clause 4.3; or

(b)                                  2 January 2008,

or such other date as agreed in writing by the Buyer and the Seller.

Conditions Precedent means the conditions precedent set out in clause 4.1.

Confidential Information means all information which at any time is in the knowledge, possession, control of the Company ,or any subsidiary or agent of the Company, relating to the business operations or affairs of the Company including without limitation:

(a)                                   corporate or business development;

(b)                                  financial, taxation and accounting matters;

(c)                                   business records, reports, lists and materials;

(d)                                  inventions, trade secrets, know-how, designs, techniques, methods; and

(e)                                   source and objects as well as computer or electronic software, tapes and media,

irrespective of whether such information is

(f)                                     either orally or in writing, designated or indicated as being the proprietary or confidential information of the Company or any of its Related Entities; or

(g)                                  information derived or produced partly or wholly from the information including any calculation, conclusion, summary or computer modelling.

Consolidated Group means a Consolidated Group or MEC Group as those terms are defined in section 995-1 of the ITAA 1997.

Constitution means the constitution of the Company.

Control of a corporation includes the direct or indirect power to directly or indirectly:

(a)                                   direct the management or policies of the corporation; or

(b)                                  control the membership of the board of directors,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights, and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of that corporation or otherwise.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cwlth).

Costs includes charges and expenses, including those incurred in connection with advisers.

Deed of Cross Guarantee means the deed so entitled, dated 28 June 2006, between the Company, each of its Subsidiaries, the Seller and others, executed pursuant to ASIC Class Order 98/1418.

Details means the section of this agreement headed “Details”.

Disclosure Letter means the letter from the Company addressed to the Buyer and dated and delivered to it before the date of this agreement in the form agreed between the Company and its Subsidiaries and the Buyer and includes all of its schedules and annexures.

Disclosure Material means:

(a)                                   all of the information and material which was contained in the virtual data room accessible during the period beginning 19 November 2007 and ending on 5 December 2007, the index for which has been included in the Disclosure Letter;

(b)                                  any other information or material not contained in that data room but provided to the Buyer by the Seller, including the material listed in the index of non virtual data room material in the Disclosure Letter; and

(c)                                   the matters disclosed in the Disclosure Letter.

Due Diligence means the enquiries and investigations into the Company carried out by the Buyer and its Representatives.

Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount which is imposed in that regard.

Employees means the employees of the Company at Completion.

Encumbrance includes any:

(a)                                   security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power, title retention or flawed deposit arrangement; or

(b)                                  right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)                                   right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)                                  third party right or interest or any right arising as a consequence of the enforcement of a judgment; or

(e)                                   any restriction against transfer; or

(f)                                     any trust or other third party interest (including a finance or operating lease or hire purchase agreement),

or any agreement to create any of them or allow them to exist.

Equipment means all of the plant, equipment and other fixed assets which are owned, used, or in the possession or control of the Company.

eVision Arrangements means:

(a)                                 the Teaming Agreement dated 1 August 2006 between eVision Pty Limited and the Guarantor;

(b)                                the messageXchange Licence dated 11 March 2005 between eVision Pty Limited and the Company;

(c)                                 the Master Consultancy Agreement dated 11 March 2005 between the Company and eVision;

(d)                                the External Access Agreement dated 11 March 2005 between the Company and eVision; and

(e)                                 the Escrow Agreement, undated, between Brambles Australia Limited, eVision Pty Limited and the Company.

External Fund means the superannuation funds to which the Company contributes in respect of an Employee, being Colonial First State, First Choice Employer Super..

Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity and includes any other person authorised by law to give consents or impose requirements in connection with the Environment.

GST means a goods and services or similar tax imposed in Australia.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

Incoming Directors means the persons nominated by the Buyer to be directors of the Company from Completion.

Independent Accountant means the person appointed as expert in accordance with clause 9.5.

Input Tax Credit has the meaning it has in the GST Act.

A person is Insolvent if:

(a)                                   it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)                                  it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any of its property; or

(c)                                   it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or

(d)                                  an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)                                   it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)                                     it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

(g)                                  it is otherwise unable to pay its debts when they fall due; or

(h)                                  something having a substantially similar effect to (a) to (g) happens in connection with that person under the Law of any jurisdiction.

Intellectual Property means any intellectual property rights conferred under statute, common law or equity in relation to:

(a)                                   patents, copyright, registered and unregistered designs, trade marks, domain names, business names and Confidential Information, circuit layouts, know-how, confidential information, patents, inventions and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967); and

(b)                                  any application or right to apply for registration of any of the rights referred to in paragraph (a),

but excluding Seller Marks.

ITAA 1997 means the Income Tax Assessment Act 1997 (Cwlth).

Last Accounts means the management accounts prepared as at the Last Balance Date copies of which are attached as annexure A (“Last Accounts”).

Last Balance Date means 30 September 2007.

Law includes:

(a)                                   any law, regulation, authorisation, ruling, judgment, order or decree of any Government Agency; and

(b)                                  any statute, regulation, proclamation, ordinance or by-law in:

(i)                                      Australia; or

(ii)                                   any other jurisdiction.

Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred but excluding liability for any consequential or indirect losses, economic losses or loss of profits.

Licence means a statutory, municipal, contractual or other licence, consent, permission, permit, right or authority.

Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description) but excluding any liability for consequential or indirect losses, economic losses or loss of profits.

Mark includes a reference to a trade mark, logo, symbol, get up, domain name, trade mark, business name, company name, service mark, brand name and similar rights whether registered or unregistered.

Material Adverse Effect means any change or effect that is or is likely to:

(a)           materially adversely effect the assets of the Company; or

(b)                                  be materially adverse to the aggregated results of operations or the aggregated financial condition of the Company.

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

Non-Business Trade Debtors means the trade debts and other receivables owed to the Seller or the Company as at the Completion Date in respect of the Australian Automotive Network eXchange and Telstra’s eTrading Services.

Non-Business Liabilities means the liabilities of the Seller or the Company in respect of the Australian Automotive Network eXchange and Telstra’s eTrading Services.

Normalisation means the adjustments to financial statements of the Company either for one-off or non-recurring items or for revenue or expense items not relating to the Business.

Notices means any Claims, demands, actions, suits or orders concerning the Environment made by a Government Agency.

Permitted Encumbrance means

(a)                                   a charge or lien arising in favour of a Government Agency by operation of statute unless there is a default in payment of money secured by that charge or lien;

(b)                                  any mechanics’, workmen’s or other like lien arising in the ordinary course of business; or

(c)                                   retention of title arrangements undertaken in the ordinary course of day-to-day trading;

Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a Material Form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

Privacy Laws means:

(a)                                   the Privacy Act 1988 (Cwlth);

(b)                                  any other requirement under Australian Law, industry code, policy or statement relating to the handling of Personal Information.

Purchase Price means the aggregate consideration payable for the Shares calculated in accordance with this agreement.

Receiver includes a receiver or a receiver and manager.

Records means originals and copies, in any Material Form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and includes:

(a)                                   minute books, statutory books and registers, books of account and copies of taxation returns;

(b)                                  sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

(c)                                   all sales and purchasing records, contracts, designs and working papers;

(d)                                  all trading and financial records; and

(e)                                   lists of all regular suppliers and customers.

Recovered Sum means the amount recovered by the Buyer under clause 13.7 (“Recovery”).

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Related Entity has the meaning it has in the Corporations Act.

Representative of a party includes an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that party or of a Related Entity of that party.

Restrained Business means the provision of integrated e-business solutions for transactions between insurance underwriters and insurance brokers in Australia in the manner conducted by the Company immediately prior to Completion.

Retiring Directors means the existing directors of the Company.

Retiring Secretaries means the existing secretaries of the Company.

Securities means shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments or any other securities.

Seller Mark means any Mark which is owned or used by the Seller or any of its Related Parties (other than the Company) including, to avoid doubt, the name “Telstra”.

Shares means the issued shares in the capital of the Company agreed to be sold under this agreement and Share means any one of those shares.

Superannuation Guarantee Charge means a charge levied against an employer for failing to make the minimum level of contribution to superannuation funds on behalf of its employees prescribed in the Superannuation Guarantee (Administration) Act 1992 (Cwlth).

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Authority and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Tax Act means the Income Tax Assessment Act 1936 (“Cwlth”) or the Income Tax Assessment Act 1997 (Cwlth), as the context requires.

Tax Invoice has the meaning it has in the GST Act.

Tax Law means a Law with respect to or imposing any Tax or Duty.

Tax Sharing Agreement means an agreement contemplated by section 721-25 of the ITAA 1997.

Telecommunications and Data Hosting Agreement means an agreement between Telstra and the Company in substantially the form of Annexure B.

Telstra means Telstra Corporation Limited ACN 051 775 556.

Telstra’s eTrading Services means the various Telstra products and services offered from time to time by the Telstra business unit known as eTrading Solutions or enterprise online solutions.

Trade Practices Act means the Trade Practices Act 1974 (“Cwlth”).

Transaction Documents means:

(a)           this agreement;

(b)           the Telecommunications and Data Hosting Agreement;

(c)           the Transitional Property Lease; and

(d)           the Transitional Services Agreement.

Transitional Property Lease means an agreement between Telstra and the Company in substantially the form of Annexure C.

Transitional Services Agreement means an agreement between Telstra and the Company in substantially the form of Annexure D.

Warranties means the warranties and representations in this agreement including clause 11 (“Warranties and representations”) and schedule 3 (“Warranties”) and Warranty has a corresponding meaning.

1.2                                References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(a)

(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

(b)

(variations or replacements) a document (including this agreement) includes any variation or replacement of it;

(c)

(reference to statutes) a statute, ordinance, code or other Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)

(singular includes plural) the singular includes the plural and vice versa;

(e)

(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Agency;

(f)

(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)

(two or more persons) an agreement, representation or Warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(h)

(jointly and individually) an agreement, representation or Warranty by two or more persons binds them jointly and each of them individually;

(i)

(dollars) Australian dollars, dollars, $or A$is a reference to the lawful currency of Australia;

(j)

(calculation of time) a period of time dating from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(k)

(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(l)

(accounting terms) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(m)

(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(n)

(meaning not limited) the words “include”, “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(o)           (time of day) time is a reference to Melbourne time;

(p)           (reference to any thing) any thing (including any amount) is a reference to the whole and each part of it.

1.3                                Next day

If an act under this agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day;

1.4                                Next Business Day

If an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

1.5                                Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

1.6                                Inconsistent agreements

If a provision of this agreement is inconsistent with a provision of between the parties the provision of this agreement prevails.

2                                          Sale and purchase of Shares

2.1                                Sale and purchase

The Seller agrees to sell the Shares to the Buyer and the Buyer agrees to buy the Shares from the Seller, on the terms and conditions of this agreement.

2.2                                Free from Encumbrance

The Shares must be transferred free from any Encumbrance and with all rights, including dividend rights, attached or accruing to them on and from the date of this agreement, other than the dividend referred to in clause 6.3 (“Payment of dividend by the Company”).

3                                          Purchase Price

3.1                                Amount

The price payable for the Shares is $50,000,000.

3.2                                Adjustment

(a)                                   The Completion Accounts must be prepared in a manner consistent with the Last Accounts to show any net change in the Adjusted Net Assets Amount between the Last Accounts and the Completion Accounts (“Adjustment Amount”).

(b)                                  Subject to clause 9.5 (“Dispute Resolution Procedure”), the Adjustment Amount will be paid by the Buyer to the Seller (if the Adjusted Net Assets Amount in the Completion Accounts is greater than the Adjusted Net Assets Amount in the Last Accounts) or by the Seller to the Buyer (if the Adjusted Net Assets Amount in the Completion Accounts is less than the Adjusted Net Assets Amount in the Last Accounts) within ten

Business Days after the Completion Accounts have been finally determined in accordance with clause 9 (“Completion Accounts”).

(c)                                   All adjustments required to be paid under this clause 3.2 must be paid by bank cheque or payable in immediately available funds to a single bank account nominated by the Seller in full and final satisfaction of the Buyer’s obligations to make payment to the Seller under this clause 3.2.

4                                          Conditions Precedent

4.1                                Conditions Precedent

Completion of the sale and purchase of the Shares under this agreement is subject to the following condition precedent being satisfied on or before the 2 January 2008:

(a)                                   (due execution of Transaction Documents) each of the Transaction Documents being signed, exchanged and delivered by the parties to them; and

(b)                                  (Guarantor approval) the directors of the Guarantor approving the sale of the Shares under this agreement.

4.2                                Reasonable endeavours

Each party must use its reasonable endeavours to obtain the satisfaction of the Condition Precedent, including procuring performance by a third party.  The parties must keep each other informed of any circumstances which may result in any Condition Precedent not being satisfied in accordance with its terms.

4.3                                Waiver

The Conditions Precedent are for the benefit of the Buyer and the Seller and may only be waived in writing by both parties.

4.4                                Termination of agreement by either party

The Conditions Precedent are inserted for the benefit of the Buyer and the Seller and if any of the Conditions Precedent are not satisfied by 2 January 2008 (or any later date agreed by the Seller and the Buyer and have not been waived by the Buyer and the Seller) then, if the party who wishes to terminate this agreement has complied with clause 4.2 (“Reasonable endeavours”) this agreement may be terminated at any time before Completion by notice given by the Buyer or the Seller to the other of them.

4.5                                Termination

If Completion does not occur on the Completion Date (or any later date agreed by the Seller and the Buyer)  because of the default of party, this agreement may be terminated at any time before Completion by notice given by the non-defaulting party.

4.6                                Effect of termination

If this agreement is terminated under clause 4.4 (“Termination of agreement by either party”), clause 4.5 (“Termination”) or clause 15.2 (“Specific performance or termination”) then, in addition to any other rights, powers or remedies provided by Law:

(a)                                   each party is released from its obligations under this agreement other than in relation to clauses 16 (“Confidentiality and privacy”), 17 (“Announcements) and 17.1 (“Legal costs”);

(b)                                  each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination; and

(c)                                   the Buyer must return to the Seller all documents and other materials in any medium in its possession, power or control which contain any information relating to the Company and its Related Entities, including the Records.

5                                          Completion

5.1                                Time and place of Completion

Completion will take place at 10.00am on the Completion Date at the offices of Mallesons Stephen Jaques, Solicitors, Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney or any other time and place agreed between the Seller and the Buyer.

5.2                                Seller’s obligations

(a)                                  On Completion, the Seller must deliver to the Buyer:

(i)                                    (transfers and Share certificates) duly executed transfers in favour of the Buyer (or as it may direct) of all the Shares in registrable form, the share certificates for the Shares and any consents which the Buyer reasonably requires to obtain registration of those transfers;

(ii)                                 (Records and common seal)  the Records and the common seal (if any) of the Company except that if the Seller is legally required to retain any of the documents, the Seller may deliver copies of those documents to the Buyer;

(iii)                              (bank authority) duly completed bank authorities directed to the bankers of the Company authorising the operation of each of its bank accounts by nominees of the Buyer and terminating the authority of each of the present signatories;

(iv)                             (resignations) written resignations of the Retiring Directors and Retiring Secretaries of the Company;

(v)                                (directors resolution of the Company)  a certified copy of a resolution of directors of the Company resolving that:

(A)                             subject to the payment of stamp duty, the transfer of the Shares will be registered; and

(B)                               subject to the Constitution of the Company each of the Incoming Directors be appointed to the board of directors of the Company, and the resignation of the Retiring Directors from the board be accepted, all with effect from Completion, but so that a properly constituted board of directors is in existence at all times;

(vi)                             [not used] ;

(vii)                           (release of guarantees) evidence satisfactory to the Buyer that the Company has been released from any guarantee, indemnity or similar obligation which it has given for the benefit of the Seller or any Related Entity of the Seller (except for the Deed of Cross Guarantee) ;

(viii)                        [Not Used];

(ix)                                (Telecommunications and Data Hosting Agreement) an executed Telecommunications an Data Hosting Agreement;

(x)                                   (Transitional Property Licence) an executed Transitional Property Licence;

(xi)                                (Transitional Services Agreement) an executed Transitional Services Agreement;

(xii)                             (name change) a certificate showing that the name of the Company no longer contains the word “Telstra” or a resolution of the Company to change it’s name to that effect;

(xiii)                          [Not used]; and

(xiv)                         do all other things necessary or reasonably desirable to transfer the Shares and complete any other transactions contemplated by this agreement including delivering new share certificate with respect to the Shares to the Buyer, to place the Buyer in effective control of the Company and the Business.

(b)                               The Seller must on or before 28 February 2008 procure that:

(i)                                   the Company is released from the Deed of Cross Guarantee; and

(ii)                                the directors of the Guarantor to certify substantially in the form of Schedule 1 pursuant to clause 4.2(c)(i) of the Deed of Cross Guarantee that the sale of the Shares to the Buyer under this agreement is a bona fide sale and that the consideration for the sale is fair and reasonable, and

(iii)                             any Liability of the Company under the Deed of Cross Guarantee is fully and unconditionally discharged.

5.3                                Buyer’s obligations

On Completion the Buyer must:

(a)                                   (payment) pay the Seller in accordance with clause 6.1 (“Payment on Completion”) if the Seller complies with clause 5.2 (“Seller’s obligations”); and

(b)                                  (consents to act) deliver executed consents to act by the Incoming Directors.

5.4                                Notice to ASIC of release of class order guarantee

(a)                                   As soon as reasonably practicable but no later than 28 February 2008:

(i)                                      the Seller must lodge with ASIC a certificate by the directors of the Guarantor substantially in the form of Schedule 1) in accordance with clause 4.2(c)(i) of the Deed of Cross Guarantee; and

(ii)                                  the Buyer must lodge with ASIC a copy of the certificate referred to in paragraph 5.4(a)(i) and a notice of disposal, in accordance with clause 4.2(c)(i) and (ii) of the Deed of Cross Guarantee.

(b)                                  The Seller indemnifies and will hold harmless the Buyer for any and all Liabilities and Costs the Buyer incurs or may incur in connection with the Deed of Cross Guarantee between the Completion Date and the date the Company is released from the Deed of Cross Guarantee.

5.5                                eVision Arrangements

(a)                                   The Seller and the Buyer will use their commercial best efforts to novate the eVision Arrangements from the Company to the Seller or a nominee of the Seller as soon as reasonably practical after Completion.  From the Completion Date to the date the eVision Arrangements are novated or until the eVision Arrangements are terminated or expire (whichever is the earlier), the benefit and burden on the eVision Arrangements will be with the Seller and the Seller agrees to:

(i)                                     agrees to indemnify and hold harmless the Buyer in connection with all Liabilities and Costs the Buyer incurs or may incur in connection with the eVision Arrangements; and

(ii)                                  properly perform the obligations of the Buyer under the eVision Arrangements.

(b)                                 The Buyer mustl promptly pay to the Seller any amounts received by it under the eVision Arrangements and the Buyer must follow all reasonable instructions of the Seller (at the cost of the Seller) with respect to the conduct of the eVision Arrangements.

5.6                                Simultaneous actions at Completion

In respect of Completion:

(a)                                   the obligations of the parties under this agreement are interdependent; and

(b)                                  unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

5.7                                Post-Completion notices

Each party will immediately give to the other party all payments, notices, correspondence, information or enquiries in relation to the Company which it receives after Completion and which belong to the other party.

6                                          Payment of the Purchase Price

6.1                                Payment on Completion

On Completion, the Buyer agrees to pay to the Seller (or as the Seller directs) the sum of $50,000,000 in the manner set out in this agreement.

6.2                                Cleared funds

Except as otherwise expressly provided, all payments under this clause 6 must be paid by bank cheque or payable in immediately available funds to a single bank account nominated by the Seller in full and final satisfaction of the Buyer’s obligations to make payment to the Seller under this clause 6.

6.3                                Payment of dividend by the Company

The Seller may cause the board of directors of the Company, on a day not later than the day before the Completion Date, to declare a dividend of not more than $5,000,000.  The Company may pay that dividend immediately before Completion.

7                                          Preparation of Audited Accounts

7.1                                Accounts

The Buyer will promptly after the Completion Date appoint an auditor to prepare audited accounts (Audited Accounts) of the Company within 75 Business Days of the Completion Date for the following periods:

(a)                                   1 January 2006 to 31 December 2006; and

(b)                                  1 January 2007 to 31 December 2007.

7.2                                Manner of preparation of audited accounts’

(a)                                   The Audited Accounts will be prepared to comply with USA GAAP requirements.

(b)                                  The Buyer and the Seller agree to use their respective commercial best endeavours to co-operate with each other and to facilitate the preparation of the Audited Accounts in the manner contemplated by this clause.

7.3                                Seller contribution to cost of Audited Accounts

(a)                                   The Seller will pay to the Buyer on the date in which the Adjustment Amount is payable $60,000 as a contribution towards the costs associated with the preparation of the Audited Accounts.

(b)                                  To the extent that the Buyer is required to pay the Adjustment Amount to the Seller, the Buyer may set off the amount payable by the Seller to it under paragraph 7.3(a) against the Adjustment Amount payable by the Buyer to the Seller.

8                                          Conduct of business pending Completion

8.1                                Conduct of business

The Seller must until Completion (or any failure by the Buyer to comply with clause 6):

(a)                                   manage and conduct the Business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Business and the past practice of the Company);

(b)                                  use its best endeavours to maintain the profitability of the Business; and

(c)                                   not without the prior consent of the Purchaser (such consent must not be unreasonably withheld or delayed):

(i)

enter into, terminate or alter any term of any material contract or commitment with a value of $50,000.00 or more;

(ii)

other than in the ordinary course of business incur any material liabilities of $50,000.00 or more;

(iii)

other than in the ordinary course of the Business, dispose of, or agree to dispose of, encumber, or grant an option over any of the Business;

(iv)

hire or terminate the employment of any senior employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any senior employee whose salary is $100,000.00 or more;

(v)

allot or issue or agree to allot or issue any share or any security convertible into any share;

(vi)

declare or pay a dividend or make any other distribution of its assets or profits other than as expressly agreed in this agreement;

(vii)

alter or agree to alter the constitution of the Company; or

(viii)

pass any special resolution.

8.2                                Access to Business and Records

On or after satisfaction of the Conditions Precedent, the Seller must allow the Buyer, its employees, agents and representatives reasonable access to the Records andEmployees at all reasonable times before Completion (such times to be agreed between the Buyer and the Seller);

9                                          Completion Accounts

9.1                                Completion Accounts

The Seller or its Representative must as soon as practical and in any event no later than 45 Business Days after the Completion Date prepare and give to the Buyer the draft Completion Accounts.

9.2                                Basis of preparation

The Completion Accounts must be prepared by the Seller in the same form and on the same basis as the Last Accounts were prepared.

9.3                                Access to information

The Buyer must ensure that all reasonable information and assistance requested by the Seller is given to prepare the draft Completion Accounts and must permit the Seller and its advisers to have reasonable access to, and take extracts from, or make copies of, the Records to review the Completion Accounts.

9.4                                Review of Completion Accounts

If the Buyer does not dispute the Completion Accounts within 20 Business Days after the date on which it is given a copy of the draft Completion Accounts (Final Objection Date), those accounts will be taken to be the final Completion Accounts and will be binding on the parties.  If the Buyer disputes the Completion Accounts before the Final Objection Date, the dispute will be determined in accordance with clause 9.5.

9.5                                Dispute resolution procedure

(a)                                   If the Buyer disputes the Completion Accounts, the Buyer must give the Seller a notice (Dispute Notice) before the Final Objection Date setting out:

(i)                                      reasonable details of each matter in dispute; and

(ii)                                   the reasons why each matter is disputed.

(b)                                  Within 10 Business Days of the Buyer giving the Seller a Dispute Notice, the Seller must give the Buyer a response in writing on the disputed matters (Response).

(c)                                   If the dispute has not been resolved within 10 Business Days of the Seller giving the Response to the Buyer, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute.

(d)                                  The Independent Accountant must be agreed by the Seller and the Buyer.  If the Seller and the Buyer cannot agree within 10 Business Days of the expiry of the period in clause 9.5(c) then the Independent Accountant will be nominated at the request of either the Seller or the Buyer, by the President of the Institute of Chartered Accountants (Sydney Branch).

(e)                                   The disputed matters must be referred to the Independent Accountant by written submission which must include the draft Completion Accounts, the Dispute Notice, the Response and an extract of the relevant provisions of this agreement.  The Independent Accountant must be instructed to finish its determination no later than 20 Business Days after its receipt of the written submissions from each party (or another period agreed in writing by the Seller and the Buyer).  Each party will be entitled to make such written submissions as it deems fit.

(f)                                     The parties must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination.  All correspondence between the Independent Accountant and a party must be copied to the other parties.

(g)                                  The Independent Accountant must act as an expert and not as an arbitrator and its written determination will be final and binding on the parties in the absence of manifest error and the Completion Accounts will be deemed to be amended accordingly and will be taken to comprise the final Completion Accounts.

9.6                                Costs

The costs of the Independent Accountant (if instructed) will be borne by the Seller as to one-half and the Buyer as to one-half.

10                                   Conduct of business after Completion

10.1                         Acknowledgement in relation to Seller Marks

The Buyer acknowledges that it and, from Completion, the Company will have no right in or to, or to use any Seller Mark.

10.2                         Prohibition on the use of Seller Marks

The Buyer must:

(a)                                   not, and must ensure that the Company does not at any time use any Mark which:

(i)                                      contains or consists of a Seller’s Mark in any document; or

(ii)                                   is deceptively similar or substantially identical to a Seller Mark;

(b)                                  not, and must ensure that the Company does not commit any act or omission which would be an infringement of, or otherwise inconsistent with, the Seller’s rights in the Seller Marks;

(c)                                   subject to paragraph 10.2(d) (“Prohibition on the use of the Seller Marks”), as soon as practical, and no later than 30 days after Completion, ensure that the Company does not use, or otherwise permit any third party to use, a Seller Mark in connection with the business of the Company; and

(d)                                  no later than 60 days after Completion, ensure that no sign on, or related to any of, the premises used in connection with the business of the Company displays or contains a Seller Mark.

10.3                         Exception

Despite clauses 10.1 (“Acknowledgment in relation to Seller Marks”) and 10.2 (“Prohibition on the use of Seller Marks”), the Buyer may use the name “Telstra” (the “Seller’s Name”) for the sole purpose of representing that the Buyer and the Company are successors to the Seller, provided that such use is in a format which has been approved in advance by the Seller.

10.4                         Introduction to customers, suppliers and contractors

Following Completion, the Buyer may nominate material customers, suppliers and contracting parties of the Company to whom the Buyer requires an introduction.  The Seller will use its reasonable efforts to arrange for those introductions.  Any reasonable travel and out of pocket expenses incurred by the Seller will be reimbursed by the Buyer.

10.5                         Exclusion of directors and officers from liability

From Completion, the Buyer must ensure that the Company does not take any Action or proceeding or make any Claim or demand against any of the present or former directors or officers of the Company in respect of any act or omission on the part of such director or officer before Completion:

(a)                                   except to the extent that such Claim, Action or proceeding is necessary for the purposes of making a Claim against the Seller pursuant to paragraph 10.5(b);

(b)                                  the Seller agrees to indemnify and hold harmless the Buyer for any and all liabilities and costs incurred or which may be incurred by the Buyer in connection with any Claim that but for the provisions of this clause the Company may have had against any present or former directors or officers of the Company in respect of any act or omission on the part of such director or officer before Completion.

(c)                                   The Buyer acknowledges that this clause is for the benefit of those directors and officers, and is held on trust for them by the Seller.  .

11                                   Non-Business Trade Debtors and Liabilities

11.1                         Accounting for Non-Business Trade Debtors

(a)                               The Buyer must promptly account to the Seller for any Non-Business Trade Debtors it recovers.

(b)                              The Buyer is not obliged to take any legal proceedings against debtors to recover Non-Business Trade Debtors.

(c)                               For the avoidance of doubt, the Seller may continue to collect the Non-Business Trade Debtors in the normal manner before and following Completion.

11.2                         Non-Business Liabilities

The Seller will indemnify and hold harmless the Buyer in connection with all Non-Business Liabilities incurred or which may be incurred by the Buyer after Completion.

12                                   Warranties and representations

12.1                         Accuracy

The Seller represents and warrants to the Buyer that to the best of the Seller’s knowledge and belief, each Warranty is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading in any material respect on the Completion Date as if made on and as at each of those dates.

12.2                         Matters disclosed

Each Warranty is to be read down and qualified by any information:

(a)                                   disclosed to the Buyer by the Seller in the Disclosure Material;

(b)                                  which is otherwise within the actual knowledge of the Buyer;

(c)                                   disclosed in writing to the Buyer during the course of the Due Diligence; or

(d)                                  that would have been disclosed to the Buyer had the Buyer conducted searches prior to Completion of records open to public inspection maintained by the Australian Securities and Investments Commission, the Trade Marks Office, any Government Agency or utilities, the Environmental Protection Agency in Victoria, the High Court, the Federal Court and the Supreme Courts in every State and Territory in Australia, which is or may be inconsistent with that Warranty and, to the extent that any Warranty is incorrect or misleading having regard to any such information, that Warranty is deemed not to have been given.  No amount will be recoverable by the Buyer in respect of any breach of Warranty to the extent that the breach arises by reason of or in relation to any such information.

12.3                         Buyer’s acknowledgement

The Buyer acknowledges and agrees that:

(a)                                   in entering into this agreement and in proceeding to Completion, the Buyer does not rely on any statement, representation, warranty, condition, forecast or other conduct which may have been made by or on behalf of the Seller, except the Warranties and/or contained in the Disclosure Material and Disclosure Letter;

(b)                                  it has received and understood the contents of the Disclosure Letter;

(c)                                   it has had the opportunity to conduct a due diligence and has satisfied itself in relation to matters arising from the Due Diligence;

(d)                                  irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished, it has nevertheless independently and without the benefit of any inducement, representations or warranty (other than contained in this agreement including the Warranties and/or the Disclosure Material and Disclosure Letter) from the Seller or its agents determined to enter into this agreement;

(e)                                   subject to any Law to the contrary and except as provided in the Warranties, all terms, conditions, representations, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and the Seller disclaims all Liability in relation to them, to the maximum extent permitted by Law;

(f)                                     the Buyer agrees not to make and waives any right it may have to make any Claim against the Seller or any of its Representatives under any provision of the Trade Practices Act or the corresponding provision of any other Commonwealth, state or territory enactment, for any statement or representation concerning the Shares or the Company.

12.4                         Buyer’s representation

The Buyer represents that, on the basis of the Due Diligence and other information of which it is aware at the date of this agreement, it does not have knowledge or belief of any matter which is, or would with the passage of time become, a material breach of any Warranty other than any potential breaches of a Warranty disclosed in the Disclosure Material.

12.5                         Seller’s acknowledgment

The Seller acknowledges that the representation given by the Buyer in clause 12.4 (“Buyer’s representation”) does not give the Seller a cause of Action against the Buyer and may only be raised by the Seller as a defence to any Claim by the Buyer.

13                                   Limitations of Liability

13.1                         Exclusions from this clause

The Seller agrees that the provisions of clauses 13.8, 13.9 and 13.10  do not in any way limit, restrict or apply to any Action or Claim which the Buyer may have against the Seller or the Guarantor in connection with, or limit or restrict or apply to any Costs or Liability to which the Seller is liable under, the indemnities granted by the Seller to the Buyer under clauses 5.4(b), 5.5(a)(i) and 10.5(b).

13.2                         Notice of Claims

If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty:

(a)                                   the Buyer must give notice of the Claim to the Seller within ten Business Days; and

(b)                                  the notice must contain:

(i)                                      the facts, matters or circumstances that may give rise to the Claim;

(ii)                                   if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this agreement, including a breach of a Warranty, the basis for that allegation; and

(iii)                                an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

13.3                         Third party Claims

If the matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Warranty, is a result of or in connection with a Claim by or liability to a third party then:

(a)                                   the Buyer must give notice of the Claim to the Seller within ten Business Days;

(b)                                  the notice must contain:

(i)                                      the facts, matters or circumstances that may give rise to the Claim;

(ii)                                   if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this agreement including a breach of a Warranty, the basis for that allegation; and

(iii)                                an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim; and

(c)                                   at the expense and direction of the Seller, the Buyer must either:

(i)                                      take such Action (including legal proceedings or making claims under any insurance policies) as the Seller may required to avoid, dispute, resist, defend, appeal, compromise or mitigate the Claim; or

(ii)                                   offer the Seller the option to assume defence of the Claim subject to obtaining any necessary court approvals and on such conditions as the Buyer reasonably considers necessary or appropriate.

13.4                         Seller to consider Claims

The Seller must notify the Buyer within ten Business Days of receipt of a notice of a Claim under clause 13.2 (“Notice of Claims”) or clause 13.3 (“Third party Claims”) indicating whether it admits or denies the Claim (in whole or in part) (or, in the case of third party Claims, whether it exercises any offer under clause 13.3(c)(ii).

13.5                         Seller to defend Claim

If the Seller exercises the option in clause 13.3(c)(ii) and any necessary court approvals are obtained, then:

(a)                                   the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller (at the Seller’s expense) in respect of the Claim;

(b)                                  the Seller agrees, at its own expense, to defend the Claim;

(c)                                   the Seller may settle or compromise the Claim with the consent of the Buyer, such consent not to be unreasonably withheld; and

(d)                                  the Seller agrees to consult with the Buyer in relation to the conduct of the Claim and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of the Buyer or the Company.

13.6                         Seller not liable

The Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty:

(a)                                   if the Buyer has materially failed to comply strictly with clause 13.2 or clause 13.3 as the case may be;

(b)                                  if the Buyer has ceased after Completion to own or Control the Company in respect of which the Claim arises;

(c)                                   to the extent that the Claim is as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer or the Company after Completion;

(d)                                  to the extent that the Claim arises or is increased as a result of action taken or not taken by the Seller after consultation with and the prior written approval of the Buyer;

(e)                                   to the extent that provision has been made for any fact, matter or circumstance giving rise to a Claim in the Adjustment Amount; or

(f)                                     if the Buyer has actual knowledge on or before the date of this agreement of any fact, matter or circumstance, which gives rise to or forms the basis of the Claim.

13.7                         Recovery

(a)                                   Where the Buyer is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim under this agreement, the Buyer will:

(i)                                      use its best endeavours to recover that sum;

(ii)                                   keep the Seller at all times fully and promptly informed of the conduct of such recovery; and

(iii)                                reduce the amount of the Claim by the amount of the Recovered Sum.

(b)                                  The Buyer can make a Claim against the Seller under this agreement notwithstanding that it is endeavouring to recover a sum under this clause 13.7, but may not progress that Claim under this agreement until it has fulfilled clause 13.7(a)(i)(i).

(c)                                   If the recovery from another person occurs after a Claim has been paid by the Seller to the Buyer, the Recovered Sum must be paid to the Seller within five Business Days of such recovery.

13.8                         Reduction in Purchase Price

If payment is made for a breach of any Warranty, the payment is to be treated as an equal reduction in the purchase price of each Share.

13.9                         Time limit on Claim

(a)                                   The Buyer may not make any Claim under this agreement including for a breach of Warranty unless the Buyer has complied with the notice requirements in clause 13.2 or clause 13.3 (as the case may be) within:

(i)                                      in respect of a Claim connected to the payment of Tax, within three years of the Completion Date; and

(ii)                                   in respect of all Claims other than those referred to under clause 13.9(a)(i), within 18 months of the Completion Date.

(b)                                  A Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within six months after:

(i)                                      written notice of the Claim is served on the Seller in accordance with clause 13.2 (“Notice of Claims”) or clause 13.3 (“Third party Claims”); or

(ii)                                   fulfilment of its obligations under clause 13.7(a)(i),

whichever is the later.

13.10                  Minimum amount of Claim

The Buyer may not make any Claim under this agreement including for a breach of Warranty:

(a)                                   if the amount of the Claim is less than $50,000; and

(b)                                  unless and until the aggregate amount of all Claims properly made under this agreement exceeds $250,000.

13.11                  Maximum Liability

The Seller’s total liability for loss or damage of any kind not excluded by clause 13.12 (“Exclusion of consequential liability”), however caused, in contract, tort, (including negligence), under any statute or otherwise from or relating in any way to this agreement or its subject matter (including for any breach of Warranty) is limited in aggregate for any and all Claims to:

(a)                                   in respect for Claims relating to Tax, 100% of the Purchase Price; and

(b)                                  in respect of all Claims other than those referred to under clause 10.10(a), 40% of the Purchase Price.

13.12                  Exclusion of consequential liability

The Seller excludes all liability for indirect and consequential loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this agreement or its subject matter.

13.13                  Insured Claim or loss

The Seller will not be liable for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty unless the Buyer has first caused the Company (or a Subsidiary, as applicable) to make a Claim under any insurance policy held by the Company (or that Subsidiary) which may cover that Claim and that Claim has been denied in whole or in part by the relevant insurer.  If the Buyer has still incurred some damage or Loss, that remaining amount will be the amount of the Buyer’s Loss for the purposes of this agreement.

13.14                  Later recoveries

If, after the Seller has made a payment to the Buyer pursuant to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty, the Buyer or the Company receives a payment or benefit in relation to the fact, matter or circumstance to which the Claim related, then the Buyer must repay to the Seller the amount received from the Seller or, if less, the amount of the payment or benefit which was received by the Buyer or the Company (as the case may be).

13.15                  Obligation to mitigate

To avoid doubt, notwithstanding any other provision of this agreement, the Seller has no liability for any Loss of the Buyer to the extent the Buyer could reasonably have mitigated such Loss.

13.16                  Tax benefit

In calculating the Liability of the Seller for a Claim arising under, in relation to or arising out of this agreement, including a breach of any Warranty, any tax benefit or reduction received by the Buyer as a result of the loss or damage arising from that breach must be taken into account.

14                                   Buyer’s warranties

14.1                         Buyer’s warranties

The Buyer represents and warrants to the Seller that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on each of those dates:

(a)                                   it has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

(b)                                  the entry into and performance of this agreement by it does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound;

(c)                                   this agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms by appropriate legal remedy;

(d)                                  this agreement and Completion do not conflict with or result in a breach of or default under any applicable Law, any provision of its constitution or any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, Law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)                                   no voluntary arrangement has been proposed or reached with any creditors of the Buyer;

(f)                                     the Buyer is able to pay its debts as and when they fall due;

(g)                                  the Buyer has available to it all funds required to perform its obligations under this agreement; and

(h)                                  the Buyer will not make or request a change to the Tax balance date for the Company that affects, to any extent, the period before Completion.

15                                   Default

15.1                         Failure by a party to Complete

If Completion does not occur because  of a default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within ten days of receipt of the notice.

15.2                         Specific performance or termination

If the defaulting party does not Complete within the period specified in clause 15.1 (“Failure by a party to Complete”) the non-defaulting party may choose either to proceed for specific performance or terminate this agreement.  In either case, the non-defaulting party may seek damages for the default.

15.3                         Termination of agreement

If this agreement is terminated then clause 4.6 (“Effect of termination”) will apply with the necessary changes.  A termination of this agreement under this clause will not affect any other rights the parties have against one another at Law or in equity.

16                                   Confidentiality and privacy

16.1                         Confidential Information

Subject to clauses 16.3 (“Disclosure prior to the date of this agreement”), 16.4 (“Enforcement by the Company”) and 16.5 (“Privacy”) no Confidential Information may be disclosed by the Seller to any person except:

(a)                                   with the prior written consent of the Buyer or the Company;

(b)                                  if it is required to do so by Law, a stock exchange or any regulatory authority; or

(c)                                   if it is required to do so in connection with legal proceedings relating to this agreement.

16.2                         Disclosure of Confidential Information

If the Seller discloses information under clause 16.1 it must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in clause 16.1.

16.3                         Disclosure prior to the date of this agreement

The Buyer acknowledges that the Seller has disclosed information prior to the date of this agreement which may be of a confidential nature and that clause 16.1 (“Confidential Information”) does not apply to any such disclosure prior to the date of this agreement.

16.4                         Enforcement by the Company

Nothing in this clause 16 (“Confidential Information and privacy”) will prevent the Company from enforcing any confidentiality agreement entered into by potential buyers of the Shares before the date of this agreement, to the extent that the confidentiality agreement was for the benefit of and is enforceable by the Company.

16.5                         Privacy

The parties agrees:

(a)                                   to comply with all Privacy Laws;

(i)                                      by which it is bound; and

(ii)                                   by which the Seller is bound and notifies the Buyer

in connection with Personal Information collected, used or disclosed in connection with this agreement;

(b)                                  to notify each other immediately after it becomes aware that a disclosure of Personal Information may be required by Law before Completion;

(c)                                   not to do anything with the Personal Information that may cause the other party to be in breach of a Privacy Law;

(d)                                  to notify the Seller of any request the Buyer receives before Completion for access to Personal Information which the Seller has disclosed to the Buyer;

(e)                                   not prior to Completion, to give access to, or copies of, Personal Information disclosed by the Seller to the Buyer to anyone  without the Seller’s consent.

16.6                         Application of clause 16.5

Clause 16.5 (“Privacy”) prevails over the balance of this clause 16 (“Confidential information and privacy”) to the extent of any inconsistency in respect of Personal Information which is also Confidential Information.

16.7                         Use of Personal Information by Seller after Completion

If the Seller is required by this agreement or by Law to retain any Personal Information which is part of the Confidential Information, the Seller may use and disclose that Personal Information for the purpose for which it is required to be retained under this agreement or as required by that other Law or by any Privacy Laws.

16.8                         Survival of termination

This clause 16 (“Confidential information and privacy”) will survive termination of this agreement.

17                                   Guarantee and indemnity

17.1                         Consideration

The Guarantor acknowledges that the Buyer is acting in reliance on the Guarantor incurring obligations and giving rights under this clause 17. Ebix Inc acknowledges that the Seller is acting in reliance on Ebix Inc incurring obligations and giving rights under this clause 17.

17.2                         Telstra Guarantee

The Guarantor unconditionally and irrevocably guarantees to the Buyer the Seller’s compliance with the Seller’s obligations in connection with this agreement, including each obligation to pay money.

If the Seller does not comply with those obligations on time and in accordance with this agreement, then the Guarantor agrees to comply with those obligations on demand from the Buyer.  A demand may be made whether or not the Buyer has made demand on the Seller.

17.3                         Telstra Indemnity

The Guarantor indemnifies the Buyer against any liability or loss arising from, and any Costs it incurs if:

(a)                                   the Seller does not, or is unable to, comply with an obligation it has (including an obligation to pay money) in connection with this agreement; or

(b)                                  an obligation the Seller would otherwise have under this agreement (including an obligation to pay money) is found to be void, voidable or unenforceable.

17.4                         Extent of Telstra guarantee and indemnity

Each of the guarantee in clause 17.2 (“Telstra Guarantee”) and the indemnity in clause 17.3 (“Telstra Indemnity”) is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Seller’s obligations in connection with this agreement.  The Guarantor waives any right it has of first requiring the Buyer to commence proceedings or enforce any other right against the Seller or any other person before claiming from the Guarantor under this clause 17.

17.5                         Ebix Inc Guarantee

Ebix Inc unconditionally and irrevocably guarantees to the Seller the Buyer’s compliance with the Buyer’s obligations in connection with this agreement, including each obligation to pay money.

If the Buyer does not comply with those obligations on time and in accordance with this agreement, then Ebix Inc agrees to comply with those obligations on demand from the Seller.  A demand may be made whether or not the Seller has made demand on the Buyer.

17.6                         Ebix Inc Indemnity

Ebix Inc indemnifies the Seller against any liability or loss arising from, and any Costs it incurs if:

(a)                                   the Buyer does not, or is unable to, comply with an obligation it has (including an obligation to pay money) in connection with this agreement; or

(b)                                  an obligation the Buyer would otherwise have under this agreement (including an obligation to pay money) is found to be void, voidable or unenforceable.

17.7                         Extent of Ebix Inc guarantee and indemnity

Each of the guarantee in clause 17.2 (“Ebix Guarantee”) and the indemnity in clause 6 (“Ebix Inc Indemnity”) is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Buyer’s obligations in connection with this agreement.  Ebix Inc waives any right it has of first requiring the Seller to commence proceedings or enforce any other right against the Buyer or any other person before claiming from Ebix Inc under clause 17.

18                                   Announcements

18.1                         Public announcements

Subject to clause 18.2 (“Public announcements required by Law”), no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement or the terms of this agreement unless it has first obtained the prior written consent of the other party, which consent is not to be unreasonably withheld or delayed.

18.2                         Public announcements required by Law

Clauses 16.1 (“Confidential Information”) and 18.1 (“Public announcements”) do not apply to a public announcement, communication or circular required by Law or a regulation of a stock exchange, if the party has:

(a)                                   provided the other party with sufficient notice to enable it to seek a protective order or other remedy; and

(b)                                  provided all assistance and co-operation that the other party consider necessary to prevent or minimise that disclosure.

19                                   Restraint

19.1                         Definitions

In this clause 19:

(a)                                   Covenantor means each of the Seller and the Guarantor;

(b)                                  engaged in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier, except where the Covenantor’s interest in the relevant business is no more than 20%..

19.2                         Prohibited activities

The Covenantors must not and must procure that each of its Related Body Corporates do not do any of the following:

(a)                                   engage in a business that competes with the Restrained Business;

(b)                                  solicit, canvass, approach or accept an approach from a person who was at any time during the 12 months ending on the Completion Date a customer of the Company with a view to obtaining their custom in a business that is in competition with the Restrained Business; or

(c)                                   interfere with the relationship between the Company and its customers, employees or suppliers;

(d)                                  induce or help to induce an employee to leave their employment; or

(e)                                   disclose or use to their advantage or to the disadvantage of the Company any trade secrets or any Confidential Information relating to the Company or its Business, except:

(i)            with the prior written consent of the Buyer or the Company;

(ii)                                    if it is required to do so by Law, a stock exchange or any regulatory authority; or

(i)                                    if it is required to do so in connection with legal proceedings relating to this agreement.

19.3                         Duration of the prohibition

The undertakings in clause 19.2 begin on Completion and end:

(a)                                   three years after Completion;

(b)                                  two years after Completion;

(c)                                   one year after Completion.

19.4                         Geographic application of restraint

The undertakings in clause 19.2 apply only if the activity prohibited by clause 19.2 occurs within:

(a)                                   Australia;

(b)                                  all capital cities in Australia.

19.5                         Interpretation

Clauses 19.2, 19.3 and 19.4 have effect together as if they consisted of separate provisions, each being severable from the other.  Each separate provision results from combining each undertaking in clause 19.2 with each period in clause 19.3 and combining each of those combinations with each area in clause 19.4.  All combinations apply cumulatively.  Each combination must be read down to the extent necessary to be valid.  If any combination can not be read down to that extent, it must be severed.  If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions of clauses 19.2, 19.3 and 19.4.

19.6                         Acknowledgements

Each Covenantor acknowledges that:

(a)                                   all the prohibitions and restrictions in this clause 22 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b)                                  damages may not be an adequate remedy if a Covenantor breaches this clause 19; and

(c)                                   the Buyer may apply for injunctive relief if a Covenantor breaches or threatens to breach this clause 19.

20                                   Costs and stamp duty

20.1                         Legal costs

The Seller and the Buyer agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this agreement and other related documentation, except for stamp duty.

20.2                         Stamp duty

The Buyer agrees to pay all stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this agreement and the transfer of the Shares to the Buyer.

21                                   Notices and other communications

21.1                         Form - all communications

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be:

(a)                                   in writing

(b)                                  signed by the sender (if an individual) or an Authorised Officer of the sender; and

(c)                                   marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

21.2                         Delivery

Communications  must be:

(a)                                   left at the address set out or referred to in the Details;

(b)                                  sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

(c)                                   sent by fax to the fax number set out or referred to in the Details; or

(d)                                  given in any other way permitted by Law.

However, if the intended recipient has notified a changed address or fax number  then the communication must be to that address, fax number.

21.3                         When effective

Communications take effect from the time they are received or taken to be received under clause 21.4 (“When taken to be received”) (whichever happens first) unless a later time is specified.

21.4                         When taken to be received

Communications are taken to be received:

(a)                                   if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(b)                                  if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent.

21.5                         Receipt outside business hours

Despite clauses 21.3 (“When effective”) and 21.4 (“When taken to be received”), if communications are received or taken to be received under clause 21.4 after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

22                                   Assignment

22.1                         No assignment

No party may assign or otherwise deal with its rights under this agreement or allow any interest in them to arise or be varied in each case without the consent of the other party, which consent must not be unreasonably withheld or delayed.

23                                   Miscellaneous

23.1                         Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

23.2                         Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

23.3                         No liability for loss

A party is not liable for Loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

23.4                         Approvals and consents

By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

23.5                         Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if it involves a conflict of duty or a party has a personal interest in their exercise.

23.6                         Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by Law independently of this agreement.

23.7                         Rights and obligations are unaffected

Rights given to the parties under this agreement and the parties’ liabilities under it are not affected by anything which might otherwise affect them by Law.

23.8                         Variation and waiver

A provision of this agreement or a right created under it may not be waived or varied except in writing, signed by the party or parties to be bound.

23.9                         No merger

The Warranties, undertakings and indemnities in this agreement including those contained in clause 14 (“Buyer’s warranties”) do not merge and are not extinguished on Completion and will survive after Completion.

23.10                  Indemnities

Subject to this agreement, the indemnities in this agreement are continuing obligations, independent from the other obligations of the Buyer under this agreement and continue after this agreement ends.  It is not necessary for a party to incur expense or make payment before enforcing or making a demand under a right of indemnity under this agreement.  All indemnities granted under this agreement are payable on demand.  Notwithstanding that indemnities are payable on demand, the rights of a party to challenge the validity of a demand is not restricted.

23.11                  Further steps

Each party agrees, at its own expense, to do anything the other party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) as may be necessary or desirable to give full effect to the provisions of this agreement and the transactions contemplated by it.

23.12                  Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

23.13                  Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

23.14                  Knowledge and belief

Any statement made by a party on the basis of its knowledge, information, belief or awareness, is made on the basis that the party has, in order to establish that the statement is accurate and not misleading in any material respect, made all reasonable enquiries of Brendan Tobin, Tauqeer Khan, Ken Slevin and Colin Strange.

24                                   Governing Law, jurisdiction and service of process

24.1                         Governing Law

This agreement is governed by the Law in force in the place specified in the Details.  Each party submits to the non-exclusive jurisdiction of the courts of that place.

24.2                         Serving documents

Without preventing any other method of service, any document in an Action may be served on a party by being delivered to or left at that party’s address in the Details.

25                                   Counterparts

This agreement may be executed in counterparts.  All counterparts when taken together are to be taken to constitute one instrument.

26                                   Supervening legislation

Any present or future legislation which operates to vary the obligations of a party in connection with this agreement with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

27                                   GST

27.1                         GST gross-up

If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 27.1 (GST Exclusive Consideration) is increased by an amount equal to the GST Exclusive Consideration multiplied by the rate of GST prevailing at the time the supply is made.

27.2                         Reimbursements

If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 27.1.

27.3                         Tax invoice

A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

EXECUTED as an agreement

Share Sale Agreement

Schedule 1 - Form of directors release

CERTIFICATE IN RELATION TO THE DISPOSAL OF
TELSTRA EBUSINESS SERVICES PTY LIMITED ACN 054 644 772

To:          Australian Securities and Investments Commission

Telstra eBusiness Services Pty Limited (ACN 054 644 772) was formerly a wholly owned subsidiary of Telstra Services Solutions Holdings Limited (ACN 079 750 315) and a party to a Deed of Cross Guarantee in relation to the group of companies of which Telstra Corporation Limited is the ultimate holding company.  Telstra Services Solutions Holdings Limited, a wholly owned subsidiary of Telstra Corporation Ltd, owned all of the shares in Telstra eBusiness Services Pty Limited.  On [         ], Telstra Services Solutions Holdings Limited disposed of all of the issued shares in Telstra eBusiness Services Pty Limited to [EBIX].

The directors of Telstra Corporation Limited certify that the disposal of Telstra eBusiness Services Pty Limited was a bona fide sale and that the consideration for the sale was fair and reasonable.

Donald McGauchie Chairman	Geoffrey Cousins Director

Catherine Livingstone Director	Charles Macek Director

John Stocker Director	Solomon D. Trujillo Director

Peter Willcox Director	John Zeglis Director

Date:

Schedule 2 - Particulars of Business Intellectual Property

Mark	Number	Class(es)	Country	Status	Owner	Comments
Sunrise	871132	35, 36, 38, 41 & 42	AU	Reg	Telstra eBusiness	Registration of this application was opposed by Seven Network Operations Limited and Seven Network Limited. The opposition was settled in February 2006.

Sunrise	944162	36	AU	Reg	Telstra eBusiness

Sunrise Exchange (label format)	974048	35, 36, 38, 41 & 42	AU	Reg	Telstra eBusiness	Registration of this application was opposed by Seven Network Operations Limited and Seven Network Limited. The opposition was settled in February 2006.

Insurefast	1195086	9, 35, 36 & 42	AU	Appln	Telstra eBusiness	This application has an incomplete class 35 specification.

Connectsure	1195912	9, 35, 36 & 42	AU	Appln	Telstra eBusiness

Insurefast	1196108	35	AU	Appln	Telstra eBusiness	This application was filed to complete the class 35 specification of application 1195086

Insurenow	1196110	35	AU	Appln	Telstra	This application was filed to complete the class 35 specification

Mark	Number	Class(es)	Country	Status	Owner	Comments
					eBusiness	of application 1191140

Insure-IT	1196107	35	AU	Appln	Telstra eBusiness	This application was filed to complete the class 35 specification of application 1191141

Sunrise	703031	36	NZ	Reg	Telstra eBusiness

Sunrise	703177	36	NZ	Reg	Telstra eBusiness

Share Sale Agreement

Schedule 3 - Warranties

1                                          Incorporation and power

1.1                                Incorporation

The Company is duly incorporated and validly exists under the laws of the jurisdiction in which it was incorporated.

1.2                                Power

The Company has full power and authority to own its Assets and to conduct its Business in all relevant jurisdictions and does not own property or Assets or conduct any Business in any place other than those places.

1.3                                Compliance with constituent documents

The Business and affairs of the Company have at all times been and continue to be conducted in accordance with its Constitution.

2                                          No insolvency

(a)                                   No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company.

(b)                                  No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Company.

(c)                                   The Seller:

(i)                                      is not insolvent within the meaning of section 95 of the Corporations Act;

(ii)                                   has not stopped paying its debts as and when they fall due;

(iii)                                is not subject to voluntary administration under Part 5.3A of the Corporations Act.

(d)                                  No writ of execution exists against the Seller.

3                                          Title and Capacity Warranties

3.1                                Capacity

The Seller has full power, capacity, authority and all necessary consents to enter into and perform its obligations under this agreement.

3.2                                Binding

This agreement will, when executed by the Seller, constitute binding obligations of the Seller in accordance with its terms.

3.3                                Performance

The execution, delivery and performance by the Seller of this agreement will not:

(a)                                   result in a breach of any provision of the constitution of the Seller; or

(b)                                  result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the  transactions contemplated by this agreement.

3.4                                Ownership

The Seller warrants that:

(a)                                   it is the registered holder and the sole legal owner of all the Shares; and

(b)                                  there is no option, right to acquire or encumbrance over or affecting any of the Shares.

4                                          Shares

4.1                                Proportion of capital

The Shares comprise all of the issued share capital of the Company, are fully paid and were validly issued.

4.2                                Title

The Seller is the registered and beneficial owner of the Shares.

4.3                                No Encumbrances

There are no Encumbrances over the Shares.

4.4                                No restriction

There is no restriction on the transfer of the Shares to the Buyer.

4.5                                Consents

The Seller has obtained all consents necessary to enable it to transfer the Shares to the Buyer.

4.6                                No breach

The transfer of the Shares does not breach any obligation or agreement binding on the Seller or the Company.

4.7                                No agreements to issue

There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person, the right to require the issue of, any shares in the Company.

4.8                                Register of members

The register of members of the Company contains a true and accurate record of its members from time to time.

4.9                                Distributions of property

There been no distributions of property or assets to members of the Company since the Last Balance Date, except for any dividend paid in accordance with clause 6.3 (“Payment of Dividend by the Company”).

5                                          Power and authority

5.1                                Authority

The Seller has taken all action which is necessary to authorise the entry into and performance of its obligations under this agreement.

5.2                                Power

The Seller has the power, without any further consent of any other person, to enter into and perform its obligations under this agreement.

5.3                                Binding obligations

This agreement constitutes legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms.

5.4                                No impediment

The execution of and performance by the Seller of its obligations under this agreement does not breach any applicable Law or any Encumbrance or document which is binding on the Seller and does not result in any material breach or material default under any agreement to which the Company is a party.

5.5                                No trust

The Seller enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

6                                          Documents and Records

6.1                                Records complete, accurate and up to date

So far as the Seller is aware, the Records of the Company:

(a)                                   are complete, accurate and up-to-date in all material respects;

(b)                                  have been maintained in accordance with all applicable Laws;

(c)                                   include all records required under, or to comply with or support any return or claim under, any applicable Law (including any Tax Law and the Corporations Act) for an entity that is part of a consolidated tax group and do not contain material inaccuracies or discrepancies of any kind.

6.2                                Other documents

All other material documents (including documents of title and copies of all agreements to which the Company is a party) which are the property of the Company or ought to be in its possession, are in its possession or under its control and have been disclosed to the Buyer.

6.3                                Filings required by Law

So far as the Seller is aware, the Company:

(a)                                   has complied with all legal requirements for the filing of returns, particulars, notices and other documents with Government Agencies;

(b)                                  has complied with all legal requirements in relation to the conduct of its Business; and

(c)                                   has conducted its Business and its affairs generally in accordance with all applicable laws, orders, regulations and by-laws.

7                                          Corporate information

7.1                                Issued shares

All of the issued shares in the capital of the Company are validly allotted and issued and were not allotted or issued or transferred in breach of any:

(a)                                   pre-emptive or similar rights of any person; or

(b)                                  contract which is binding on the Company.

7.2                                All shares fully paid

All shares in the capital of the Company are fully paid.

8                                          Last Accounts

8.1                                Accuracy

So far as the Seller is aware, the Last Accounts, excluding Normalisations, give a true and fair view of the financial position of the Company as at the Accounts date, and of the assets, liabilities and the results of the operation of the Company for the periods to which the Last Accounts relate.

8.2                                Compliance

The Last Accounts were prepared with due and reasonable care, in accordance with the accounting standards described in the Disclosure Material and the requirements of the Corporations Act (as applicable) and any other applicable Laws.

8.3                                Solvency

The Company is able to pay its debts when they are due to be paid.

9                                          Assets

9.1                                Assets

All material Assets used in the Business and any other asset of the Company are:

(a)                                   fully paid for;

(b)                                  in the possession of the Company;

(c)                                   used solely by the Company;

(d)                                  the absolute property of the Company free from any encumbrance or other third party rights; and

(e)                                   not subject to any lease or hire purchase agreement or arrangement for purchase on deferred term.

9.2                                Equipment

The material Equipment is:

(a)                                   in good repair and condition and in satisfactory working order;

(b)                                  capable of doing the work for which it is designed; and

(c)                                   recorded in the books of the Company.

9.3                                List of Business Intellectual Property

Schedule 2 (“Particulars of Business Intellectual Property”) contains:

(a)                                   all registered business names;

(b)                                  all registered trade marks, patents and designs; and

(c)                                   all applications for registration of trade marks, patents and designs,

which are owned by the Company.

10                                   Intellectual Property

10.1                         Ownership

The Company beneficially owns or has a right to use all Intellectual Property used to carry on its business.

10.2                         Registration

The Company has registered or applied for the registration of the Intellectual Property listed in Schedule 2.

10.3                         No infringement

So far as the Seller is aware, the Company does not infringe or wrongfully use any intellectual property rights of any other person.

10.4                         Disclosure

No trade secret or Confidential Information of the Company has been disclosed or made available to any person except in the ordinary course of business and subject to a binding obligation of confidentiality on the part of the recipient.

11                                 Contracts

11.1                         Material contracts

(a)                                   Full details of all material agreements, arrangements or understandings affecting the Company or the carrying on of the Business have been fully disclosed to the Buyer in writing as part of the Disclosure Materials.

(b)                                  No material agreements, arrangements or understandings affecting the Company or the carrying on of the Business have been entered into by the Company between the date of this agreement and the Completion Date in the ordinary course of the Business.

11.2                         No default by the Company

So far as the Seller is aware, the Company is not in default, or would be in default but for the requirements of notice or lapse of time or both under any agreement to which it is a party, where such default will, or would reasonably be likely to, have a Material Adverse Effect.

11.3                         No default by a third party

So far as the Seller is aware, no other party to any agreement to which the Company is a party is in default or would be in default but for the requirements of notice or lapse of time or both under that agreement where such default will, or would reasonably be likely to, have a Material Adverse Effect.

11.4                         Notices

As at the date of this agreement the Company has not received, or given, any notice of termination of any agreement to which it is a party which will, or would reasonably be likely to, have a Material Adverse Effect.

11.5                         Offers

No outstanding offer, tender or quotation has been given or made by the Company which is capable of giving rise to a contract merely by any unilateral act of a third party other than in the ordinary course of the Business.

11.6                         Agreements with Related Parties

Other than the Telecommunications and Data Hosting Agreement, the Transitional Property Lease and the Transitional Services Agreement, the Company is not party to any agreement or arrangements with the Seller or a Related Entity of the Seller under which the Company is required to give a material financial benefit to that Seller or Related Entity of the Seller, other than an agreement made on arms length terms or one which is terminable on reasonable notice.

11.7                         Termination

So far as the Seller is aware, no event has occurred which may be grounds for termination of any Material Contract to which it is a party.

12                                   Financing arrangements

12.1                         Financing

There are no:

(a)                                   financing arrangements or arrangements entered into by the Company for the borrowing of money;

(b)                                  debentures, bonds, notes or similar debt  instruments issued by the Company;

(c)                                   guarantees given by the Company or to which the Company is otherwise subject in relate to the Seller or a Related Entity of the Seller;

(d)                                  Encumbrances, other than Permitted Encumbrances, over the Assets;

(e)                                   financing arrangements that restrict the disposal of the Company,

other than as set out in the Last Accounts or as disclosed in the Disclosure Materials.

12.2                         No defaults

So far as the Seller is aware, there is no existing or unremedied breach or, or any event of default, cancellation event, prepayment event or similar event under, any agreement or arrangement referred to in warranty 10.1(a) and the transactions contemplated by this agreement will not trigger any such breach, event of default, cancellation event, prepayment event or similar event.

12.3                         No demands

No notice or demands have been served on the Company which remain outstanding in relation to default or non-compliance under an agreement or arrangement referred to in warranty 10.1(a).

13                                   Employees

13.1                         Employee entitlements

(a)                                   The material terms of the employment arrangements for each Employee as at the date of this agreement have been disclosed in the Disclosure Materials.

(b)                                  Except as disclosed in the Disclosure Materials or otherwise arising in the ordinary course of business before the Completion Date, the Company is not under, nor will it assume before the Completion Date, any liability to any Employee for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to holiday, long service or sick leave entitlement.

13.2                         Compliance

The Company materially complies with, all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service, tax, superannuation, workers’ compensation and industrial laws), applicable to its current and former employees and contractors.

13.3                         Union agreements

The Company is not a party to any enterprise agreement, or agreement (including any collective agreement) with a trade union or industrial organisation in respect of the Employees and their employment and no awards or workplace agreements apply to any Employees or a director of the Company, other than as disclosed in the Disclosure Materials.

13.4                         No employee disputes

(a)                                   The Company has not been served with a notice of a claim, prosecution, proceeding or dispute by any statutory body, union or any current or former employee or contractor (including with respect to occupational health and safety or workers’ compensation) and is not involved in any industrial dispute with any union or Employee at any time within 12 months preceding the date of this agreement which will, or would reasonably be likely to, have a Material Adverse Effect.

(b)                                  The Seller is not aware of any circumstances which will, or would reasonably be likely to, give rise to any industrial dispute or negotiation referred to in warranty 11.4(a).

13.5                         Redundancy payments

There are no payments due by the Company in connection with the redundancy of any employee.

13.6                         List complete

Annexure E contains a complete list of Employees.

14                                   Superannuation arrangements

14.1                         Funds

As at the date of this agreement the External Funds are the only superannuation schemes or other pension arrangements:

(a)                                   in operation in relation to the Employees; and

(b)                                  to which the Company contributes or is required to contribute in respect of the Employees.

14.2                         No outstanding contributions of payments

(a)                                   The prescribed minimum level of superannuation support for each Employee has been provided so as not to incur a Superannuation Guarantee Charge liability;

(b)                                  There are no outstanding and unpaid contributions on the part of the Company or any Employee; and

(c)                                   Provisions have been made for any outstanding and unpaid benefits currently due to a Employee or his or her, dependants or beneficiaries.

15                                   Litigation

15.1                         Current Litigation and investigations

The Company is not:

(a)                                   a party to or the subject of any Action; or

(b)                                  the subject of any ruling, judgement, order or decree by any Government Agency or any other person,

which may have a Material Adverse Effect and the Company is not aware of any facts likely to give rise to such action.

15.2                         Pending, threatened or anticipated Actions

So far as the Seller is aware, there is no Action, judgement, order or decree pending, threatened or anticipated, against the Company  which, if decided against the Company, may have a Material Adverse Effect.

15.3                         Unsatisfied Judgments

The Company is not aware of any unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against the Company or any of the assets of the Company or the Shares.

16                                   Taxes and Duties

16.1                         Tax paid

Any Tax or Duty arising under any Tax Law payable in respect of any transaction, income or assets of the Company due to be paid as at the Completion Date has been paid. Telstra will make payment for any Tax or Duty arising under any Tax law due to be paid by the Company arising from the period up to Completion.

16.2                         Compliance

The Company has, since 1 July 2002:

(a)                                   complied with all obligations imposed on the Company by any Tax Law;

(b)                                  filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax Law or required by any Authority or as agreed with their tax agent with true and full disclosure as required by Tax Law; and

(c)                                   maintained sufficient and adequate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Authority or as required to be kept under any Tax Law.

16.3                         Stamp Duty

(a)                                   All documents required to be created by the Company under a law relating to stamp duty or a Tax of a similar nature, have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

(b)                                  All documents which are liable to stamp duty or a Tax of a similar nature, or necessary to establish the title of the Company to an asset, have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws.

16.4                         [Not used]

16.5                         [Not used]

16.6                         GST

(a)                                   The Company has not sought capital gains tax relief under sub-division 126B of the ITAA 1997 or section 160ZZO of the ITAA 1936 in respect of any asset acquired by the Company and which is still owned by the Company immediately after Completion.

(b)                                  The Company:

(i)             is registered for GST under the GST Law;

(ii)            has complied in all material respects with the GST Law; and

(iii)           so far as the Seller is aware, is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST Law.

(c)                                   So far as the Seller is aware, the Company has correctly and on a timely basis, returned GST on all taxable supplies and has no outstanding GST liabilities.

(d)                                  So far as the Seller is aware, the Company has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by law.

16.7                         Records

The Company has, since 1 July 2002, maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(a)                                   prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)                                  prepare any accounts necessary for compliance with any Tax Law; and

(c)                                   retain necessary records as required by any Tax Law.

16.8                         Returns submitted

The Company has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to the Company.

16.9                         No Tax audit

The Seller is not aware of any pending or threatened Tax or Duty audit relating to the Company.

16.10                  No disputes

As at the date of this agreement, there are no disputes between the Company and any Authority in respect of any Tax or Duty.

16.11                  Consolidation

(a)                                   The Company will be taken to have been a member of the Seller’s Consolidated Group at all times on and from 1 July 2002.

(b)                                  The Company has not at any time been a member of a Consolidated Group other than the Seller’s Consolidated Group.

(c)                                   The Seller’s Tax Sharing Agreement covers all group Liabilities of the Seller’s Consolidated Group in the manner described in section 721-25 of the ITAA 1997.

17                                   Insurance

17.1                         Policies

The Disclosure Material contains details of all material insurances in respect of the Assets and Business of the Company, each such insurance is in force, the premiums that have fallen due for payment have been paid or paid in accordance with a payment plan in force between the Company and the insurer and so far as the Seller is aware, nothing has been done or omitted to be done which would make any insurance policy of the Company void, voidable or unenforceable.

17.2                         Claims

So far as the Seller is aware, there are no material Actions outstanding, pending, anticipated, threatened or capable of arising against the Company in respect of any accident or injury which is not fully covered by insurance.

18                                   Compliance with Laws

(a)                                   So far as the Seller is aware, the Company has conducted the Business in all material respects in accordance with applicable Laws.  So far as the Seller is aware, no allegation has been made of any material breach of any applicable Law.

(b)                                  So far as the Seller is aware, the Company holds all necessary licences (including statutory licences) and consents, planning permissions, authorisations, and permits for the proper carrying on of its business in all aspects and all of those licences, consents, permissions, authorisations and permits:

(i)                                      have been fully paid up;

(ii)                                   have been fully complied with;

(iii)                                are in full force and effect; and

(iv)                               are not liable to be revoked or not renewed.

(c)                                   So far as the Seller is aware, there are no facts or circumstances involving the Company or its affairs which are likely to result in the revocation of or variation in any material respect of any permit, licence, authority or consent held by it.

(d)                                  So far as the Seller is aware, no permit, licence, authority or consent held by the Company would be adversely affected by, or liable to be terminated, revoked or varied in any material respect by reason of, a change in the ownership of the Company.

(e)                                   The Company is not a party to any agreement, contract, arrangement or understanding whether legally enforceable or not which is in breach of any restrictive trade practices legislation and has not engaged in any conduct or practice in breach of that legislation.

19                                   Position since the Last Balance Date

19.1                         No material adverse change

Since the Last Balance Date, so far as the Seller is aware, there has been no material adverse change affecting:

(a)                                   the financial or trading position, prospects, turnover, goodwill or Assets of the Company

(b)                                  the business carried on by the Company

19.2                         Business carried on

Since the Last Balance Date the Business has been conducted in all material respects in the ordinary  and usual course, other than for the transactions contemplated by this agreement.

20                                   Information

20.1                         Facts

So far as the Seller is aware, all information relating to the Company or its Business disclosed to the Buyer by the Seller or any of its agents or representatives, is accurate and complete.

20.2                         Documents

So far as the Seller is aware, all copies of agreements or other documents delivered by the Seller or anyone on its behalf, to the Buyer at any time prior to Completion are accurate and complete.

20.3                         Materiality

All the material information relating to the Company or its Business which may be material to the Buyer:

(a)                                   in executing and performing this agreement; or

(b)                                  the disclosure of which might reasonably affect the willingness of the Buyer to purchase any of the Shares, or the price or terms and conditions upon which the Buyer may be willing to purchase those Shares, has been fully disclosed to the Buyer by the Seller and the Company.

20.4                         No omissions

The Seller has not omitted to include any information in the Disclosure Material the omission of which renders any of the Disclosure Material misleading in any material respect.

21	Compliance Programs

So far as the Seller is aware, the Company has in place compliance programs with respect to:

(a)                                   occupational health and safety;

(b)                                  discrimination and harassment in the workplace; and

(c)                                   consumer legislation,

which are necessary to comply with applicable regulatory or statutory requirements.

22                                   Receivables

22.1                         Collectability

All debts owing to and amounts due to the Company are collectable within 90 days for their full amounts and are not subject to any counterclaim or set-off.

22.2                         Amounts owing

The Company is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

23                                   Delegation and officers

23.1                         Powers of Attorney

No powers of attorney given by the Company is in force

23.2                         Offers outstanding

Any offer, tender or quotation made by the Company in respect of the Business which is outstanding and capable of acceptance by a third party was made in the ordinary course of business.

24                                   Loans

At the Completion Date no amounts will be outstanding under any loans or similar arrangements between the Seller and the Company.

Share Sale Agreement

Signing page

DATED:

SIGNED by Todd Hiscock as authorised representative for Telstra Services Solutions Holdings Limited in the presence of:	) ) ) )
)
)
)
Signature of witness	)
)
)
	) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of Telstra Services Solutions Holdings Limited
Name of witness (block letters)

EXECUTED by EBIX AUSTRALIA (VIC) PTY LTD in accordance with section 127(1) of the Corporations Act 2001 by authority of its directors in the presence of:	) ) ) )

Signature of Director		Signature of Director/Secretary

Print Name		Print Name

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SIGNED by Todd Hiscock as authorised representative for Telstra Corporation Limited in the presence of:	) ) ) )
)
)
Signature of witness	)
)
)
	) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of Telstra Corporation Limited
Name of witness (block letters)
SIGNED by as authorised representative for Ebix Inc in the presence of:	) ) )
)
)
)
Signature of witness	)
)
)
Name of witness (block letters))
	) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of Ebix Inc

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